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[Letterhead of The Alpine Group, Inc.]

FOR IMMEDIATE RELEASE
Company Contact:
Steven S. Elbaum
Chairman and Chief Executive Officer
(201) 549-4400

The Alpine Group, Inc. Announces Exchange Offer
Extended to August 4, 2003

        EAST RUTHERFORD, N.J., July 22, 2003—The Alpine Group, Inc. (OTC Bulletin Board:ALPG.OB) today announced that it had extended its exchange offer whereby the holders of its Common Stock may exchange their shares for a new issue of Alpine's 6% Junior Subordinated Notes. The exchange offer, originally set to expire at 5:00 P.M., New York City time, on July 22, 2003, will now expire at 5:00 P.M., New York City time, on August 4, 2003, unless further extended by Alpine in its sole discretion. All other terms and conditions of the exchange offer remain in force and effect. As of the close of business on July 22, 2003, a total of 3,328,912 shares of Common Stock had been tendered in and not withdrawn from the exchange offer.

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        The Alpine Group, Inc., headquartered in New Jersey, is a holding company which owns 100% of Essex Electric Inc. and DNE Systems, Inc. Essex Electric Inc. is a leading manufacturer of a broad range of copper electrical wire for residential, commercial and industrial buildings for sale to electrical distributors and retailers. DNE Systems, Inc. is a designer and manufacturer of communications equipment, integrated access devices and other electronic equipment for defense, government and commercial applications.

        Except for the historical information herein, the matters discussed in this news release include forward-looking statements that may involve a number of risks and uncertainties. Actual results may vary significantly based on a number of factors, including, but not limited to, risks in product and technology development, market acceptance of new products and continuing product demand, prediction and timing of customer orders, the impact of competitive products and pricing, changing economic conditions, including changes in short-term interest rates and foreign currency fluctuations, and other risk factors detailed in Alpine's most recent annual report and other filings with the Securities and Exchange Commission.

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        The notes referred to above have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration thereunder or an applicable exemption from the registration requirements of such Act.

        This press release is neither an offer to purchase nor a solicitation of an offer to sell securities of Alpine. Alpine has filed a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission. The Tender Offer Statement (including an offering circular, a related letter of transmittal and other offer documents) contains important information that should be read carefully before any decision is made with respect to the exchange offer.

        The offering circular, the related letter of transmittal and certain other documents have been sent to all holders of Alpine Common Stock, at no expense to them. The Tender Offer Statement (including the offering circular, the related letter of transmittal and all other offer documents filed with the Securities and Exchange Commission) is also available at no charge at the Securities and Exchange Commission's website at http://www.sec.gov.

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The Alpine Group, Inc. Announces Exchange Offer Extended to August 4, 2003